Exhibit 99.2

15 West 6th Street, Suite 900 · Tulsa, Oklahoma  74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM PRICES UPSIZED OFFERING OF COMMON STOCK

TULSA, OK – March 2, 2015 – Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today the pricing of an upsized underwritten public offering of 60,000,000 shares of its common stock for total gross proceeds (before underwriter’s fees and estimated expenses) of approximately $663.0 million. The Company has also granted the underwriter a 30-day option to purchase up to 9,000,000 additional shares of the Company’s common stock.

The Company intends to use the net proceeds from the sale of the shares of common stock to repay all of its outstanding indebtedness under its senior secured credit facility and to apply the excess to capital expenditures or, subject to approval of the lenders under its senior secured credit facility, redeem a portion of the outstanding $550 million of its 9 1/2% senior unsecured notes due 2019.

The offering is expected to close on or about March 5, 2015, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC is acting as the sole book-running manager for the offering.

Entities affiliated with both Warburg Pincus LLC and two of Laredo’s directors (Peter Kagan and James Levy) have agreed to purchase an aggregate of 29,800,000 shares of the common stock offered in the offering at the price offered to the public.

This offering is being made pursuant to an automatic effective shelf registration statement, including a base prospectus and a preliminary prospectus supplement related to the offering, previously filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the base prospectus and the preliminary prospectus supplement may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the base prospectus and the preliminary prospectus supplement may be obtained from Credit Suisse at:  Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at Eleven Madison Avenue, Level 1B, New York, New York 10010.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under federal securities laws. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, our business plans may change as circumstances warrant and the securities may not ultimately be offered to the public because of general market conditions or other factors. General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, the preliminary prospectus supplement and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:

Ron Hagood:  (918) 858-5504 – RHagood@laredopetro.com

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